Exhibit 10.2

IBM EXCESS SAVINGS PLAN
(As Amended and Restated effective as of January 1, 2024)

AMENDMENT No. 1

Instrument of Amendment

Recitals:

International Business Machines Corporation (“IBM”) has established and maintains the IBM Excess Savings Plan (the “Plan”), an unfunded deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

In accordance with Section 10.01 of the Plan, IBM has reserved the right to amend the Plan at any time and from time to time.

IBM most recently amended and restated the Plan effective as of January 1, 2024.

IBM has determined to amend the Plan, as heretofore restated, in the manner set forth in this Instrument of Amendment, to be effective January 1, 2026.

Amendment:

1.Article III (“Eligibility”) is amended by adding the following new Section 3.06 at the end thereof:

3.06 Eligibility for Red Hat Transfers in 2026. Effective January 1, 2026, an Employee shall be eligible to make Elective Deferrals of Base Pay beginning March 1, 2026 and Performance Pay for the Deferral Period beginning April 1, 2026 (or April 16, 2026 for annual incentive payments or growth drive profit sharing payments), and to receive Matching Contributions subject to meeting the eligibility requirements in Section 3.02, if (a) the Employee was an employee of Red Hat, Inc. effective as of December 31, 2025, (b) the Employee became an Employee of the Company effective January 1, 2026, (c) the Plan Administrator estimates, as of January 1, 2026, that the Employee’s total pay for the 2026 calendar year will exceed the Pay Limit then in effect, and (d) the Plan Administrator notifies the Employee in January 2026 that the Employee is eligible under the Plan to make Elective Deferrals of Base Pay pursuant to Section 4.01A.

2.Article IV (“Elective Deferrals and Matching Contributions”) is amended by adding the following new Section 4.01A immediately following existing Section 4.01:

4.01A Elective Deferrals for 2026 Red Hat Transfers. Effective for a March 1, 2026 through December 31, 2026 deferral period with respect to Base Pay and for the Deferral Period beginning April 1, 2026 with respect to Performance Pay (or April 16, 2026 for annual incentive payments or growth drive profit sharing payments), Elective Deferrals for an Employee eligible to make Elective Deferrals in accordance with Section 3.06 (“Eligibility for Red Hat Transfers in 2026”) shall be credited to the Employee’s Post-2004 Elective Deferral Account on the date the amount would otherwise be paid to the Eligible Employee absent a Deferral Election, in accordance with the following:

(a) Election Period. The election under this Section 4.01A must be made while the individual is an Employee and Actively Employed, within 30 days after the date the Employee first becomes eligible to participate in the Plan on January 1, 2026, in accordance with Section 3.06 and Treas. Reg. § 1.409A-2(a)(7) & (8), or as otherwise permitted under Section 409A of the Code.

(b) Base Pay Election. An election under this Section 4.01A may apply to the Eligible Employee’s Base Pay, from 1% to 80% in 1% increments, for each payroll period during a deferral period from March 1, 2026 through December 31, 2026.

(c) Performance Pay Election. An election under this Section 4.01A may apply to the Eligible Employee’s Performance Pay, from 1% to 80% in 1% increments, for each payroll period during the Deferral Period beginning April 1, 2026 (or April 16, 2026 for annual incentive payments or growth drive profit sharing payments).

(d) Irrevocability. The election under this Section 4.01A will become irrevocable as of the deadline specified in subsection (a) above. Once the Deferral Election becomes irrevocable, it shall apply for the entire deferral period, and it shall cease to apply after such deferral period.

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